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                  EXHIBIT 21 -- SUBSIDIARY OF THE REGISTRANT


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Name of Subsidiary                    State of Incorporation            Relationship to Registrant
- ------------------                    -----------------------           --------------------------
CorVel Healthcare Organization        California                        wholly-owned subsidiary

CorVel Health Care Corporation        California                        wholly-owned subsidiary
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